SHARE EXCHANGE AGREEMENT

          This SHARE EXCHANGE AGREEMENT (“Agreement”) is made and entered into this 14th day of June, 2010, by and among Pure Pharmaceutical Corporation, a Nevada corporation with its principal executive offices at P.O Box 55, 1594 Stone Mill Park, Bellona, New York 14155 (“Parent”), Pure Minerals Holding Company, a Canadian Federal corporation with its principal executive offices at P.O Box 55, 1594 Stone Mill Park, Bellona, New York 14155 (“Acquiror”), 7167415 Canada Inc., a Canadian Federal corporation with its principal executive offices at Suite 2050, 1200 McGill College Avenue, Montreal Quebec H3B 4G7 Canada (“Acquiree”), and the shareholders of Acquiree listed on Schedule 2.1 attached hereto and made a part hereof (collectively referred to herein as the “Shareholders”). Parent, Acquiror, Acquiree and the Shareholders are referred to severally herein as a “Party” and jointly as the “Parties”.

PREAMBLE

          WHEREAS, Acquiree has 2,107 common shares issued and outstanding and owned by the Shareholders (the “Acquiree Common Shares”); and

          WHEREAS, Acquiror desires to acquire all of the Acquiree Common Shares owned by the Shareholders, making Acquiree a wholly owned subsidiary of Acquiror, in exchange for 7,350,000 shares of Acquiree’s Series A Exchangeable Preference Shares (the “Preference Shares”), which shall be exchangeable in the aggregate for 7,350,000 shares of Parent’s common stock, $.001 par value (the “Parent Common Stock”), and the Shareholders similarly desire to make such exchange;

          WHEREAS, the Parties further desire to enter into a series of related transactions, on the terms and conditions as set forth herein.

          NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I — DEFINITIONS

          For convenience, certain terms used in this Agreement and not defined above or elsewhere, are listed in alphabetical order and defined below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

                    A.      “Acquiror Indemnified Party” means Acquiror and each of its officers, directors, shareholders, employees, agents and counsel.

                    B.      “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

                    C.      “Agreement” means this Share Exchange Agreement and the Exhbits and Schedules hereto.

                    D.      “Assets” means, with respect to any Person, as shown by the context in which used, all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in such Person’s most recent financial statements, that are owned or possessed by such Person.

                    E.      “Benefit Plan” means all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, severance, incentive, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, fringe benefit and similar plans, programs, arrangements or practices, including, without limitation, each “employee benefit plan” as defined in Section 3(3) of ERISA.

                    F.      “Business” means with respect to any Person the entire business and operations of such Person.

                    G.      “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

                    H.      “Charter Documents” means an entity’s certificate or articles of incorporation, and any amendments thereto.

                    I.      “Closing” is defined in Section 2.4(a) .

                    J.      “Closing Date” is defined in Section 2.4(a) .

                    K.      “Contract” means any written or oral contract, agreement, letter of intent, agreement in principle, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

                    L.      “Copyrights” means registered copyrights, copyright applications and unregistered copyrights.

                    M.      “Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority, or any arbitrator that is binding on any Person or its property under applicable Law.

                    N.      “Default” means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

                    O.      “$” means United States dollars unless provided for otherwise herein.

                    P.      “Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

                    Q.      “Environmental Condition” means any condition or circumstance, including the presence of Hazardous Substances which does or would (i) require assessment, investigation, abatement, correction, removal or remediation under any Environmental Law, (ii) give rise to any civil or criminal Liability under any Environmental Law, (iii) create or constitute a public or private nuisance or (iv) constitute a violation of or non-compliance with any Environmental Law.

                    R.      “Environmental Law” means all Laws, Court Orders, principles of common law, and permits, licenses, registrations, approvals or other authorizations of any Governmental Authority relating to Hazardous Substances, pollution, protection of the environment or human health.

                    S.      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                    T.      “Exchangeable Shares” means the fully paid and non-assessable Class A Exchangeable Shares in the capital of the Acquiree exchangeable for Common Stock of the Parent.

                    U.      “GAAP” means United States generally accepted accounting principles including those set forth: (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Securities Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

                    V.      “Governmental Authority” means any federal, state, local, municipal or foreign or other government or governmental agency or body.

                    W.      “Hazardous Substances” means any material, waste or substance (including, without limitation, any product) that may or could pose a hazard to the environment or human health or safety including, without limitation, (i) any “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations, (ii) any “extremely hazardous substance,” “hazardous chemical” or “toxic chemical” as those terms are defined by the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq. and its implementing regulations, (iii) any “hazardous waste,” as defined under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. and its implementing regulations, (iv) any “pollutant,” as defined under the Water Pollution Control Act, 33 U.S.C. §1251 et seq. and its implementing regulations as any of such Laws in clauses (i) through (iv) may be amended from time to time, and (v) any material, substance or waste regulated under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any Governmental Authority concerning protection of the environment, pollution, health or safety or the public welfare.

                    X.      “Intellectual Property” means any Copyrights, Patents, Trademarks, technology, licenses, trade secrets, computer software and other intellectual property.

                    Y.      “Knowledge” of any Shareholder means that which such Shareholder actually knows or, after diligent investigation commensurate with such Shareholder’s position with Acquiree, should have known. “Knowledge” of Parent, Acquiror or Acquiree means that which an executive officer thereof actually knows or, after diligent investigation, should have known.

                    Z.      “NCL” means the Nevada Corporation Law, as amended through the date of this Agreement.

                    AA.    “Law” means any statute, law, ordinance, regulation, order, rule, common law principles or consent agreements of any Governmental Authority, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, anti-discrimination, antitrust, wage and hour, and price and wage control matters.

                    BB.    “Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person.

                    CC.    “Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

                    DD.    “Material Adverse Effect” means a fact or event which has had or is reasonably likely to have a material adverse effect on the Assets, Business, financial condition or results of operations of Parent, Acquiror or Acquiree, as the case may be, as indicated by the context in which used, and when used with respect to representations, warranties, conditions, covenants or other provisions hereof means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

                    EE.    “Patents” means patents, patent applications, reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions and extensions of any of the foregoing.

                    FF.    “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                    GG.     “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

                    HH.     “Put and Call Agreement” means the Put and Call Agreement among the Acquiror, the Acquiree, and the Shareholders, in the form attached as Exhibit A.

                    II.     “Registration Rights Agreement” means the Registration Rights Agreement among the Acquiror and the Shareholders in the form attached as Exhibit B.

                    JJ.     “Regulation” means any federal, state, local or foreign rule or regulation.

                    KK.     “Schedule” means any Schedule attached to and forming part of this Agreement including Schedules 2.1, 4.4 and 4.5.

                    LL.     “SEC” means the United States Securities and Exchange Commission.

                    MM.     “Securities Act” means the Securities Act of 1933, as amended.

                    NN.     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

                    OO.     “Share Provisions” means the articles of incorporation of the Acquiree and any amendments thereto, in the form attached as Exhibit C.

                    PP.     “Subsidiary” means any corporation or other legal entity of which Acquiror or Acquiree, as the case may be (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of directors or other governing body of such corporation or other entity.

                    QQ.     “Support Agreement” means the Support Agreement among the Parent, Acquiror, and Acquiree, in the form attached as Exhibit D.

                    RR.     “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

                    SS.     “Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

                    TT.   “Trademarks” means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

                    UU.   “Transaction Agreements” means, collectively, this Agreement, the Voting Trust Agreement, the Support Agreement, the Put and Call Agreement, the Registration Rights Agreement and the terms and conditions of the Share Provisions..

                    VV.   “Transactions” means the purchase and sale of the Acquiree Common Shares, the Preference Shares and the other transactions contemplated by the Transaction Documents.

                    WW.   “Voting Trust Agreement” means the Voting Trust Agreement among the Parent, the Shareholders and the Trustee named therein, in the form attached as Exhibit E.

ARTICLE II — PURCHASES, SALES AND
CANCELLATIONS OF SHARES, AND
RELATED TRANSACTIONS

          2.1      SALE OF ACQUIREE STOCK. Subject to the terms and conditions set forth in this Agreement, the Shareholders shall sell to Acquiror and Acquiror shall purchase from the Shareholders, an aggregate of 2,107 shares of Acquiree Common Shares. Following the purchase of the Acquiree Common Shares, Acquiree shall be operated as a wholly owned subsidiary of Acquiror. The Acquiree Common Shares currently represents and will represent at Closing all of the issued and outstanding capital stock of Acquiree.

          2.2      CONSIDERATION FOR THE ACQUIREE COMMON SHARES. As consideration for the Acquiree Common Shares, Acquiror shall issue to the Shareholders an aggregate of 7,350,000 restricted Preference Shares which are exchangeable, in the aggregate for 7,350,000 shares of Parent Common Stock (after giving effect to the Reverse Stock Split, as defined below). The Preference Shares shall be allocated among the Shareholders in direct proportion to their ownership of their Acquiree Common Shares, such that each Shareholder shall receive the same proportion of Preference Shares of that the Shareholder currently owns in Acquiree. An aggregate of 7,350,000 Preference Shares of shall be issued to the Shareholders at the Closing. Acquiror agrees that it shall, following a shareholder vote to increase the authorized common stock of the Parent at all times thereafter prior to the issuance of all of the Parent Common Stock upon exchange of the Preference Shares, reserve from its shares of authorized but unissued common stock a sufficient number of shares to allow it to make the issuances of Parent Common Stock provided for in this Section 2.2. The Shareholders acknowledge and agree that they will be receiving restricted stock of the Acquiror and that such stock cannot be traded unless pursuant to an exemption from registration

          2.3      RECAPITALIZATION OF PARENT. Prior to Closing, the Parent shall effect a reverse stock split (the “Reverse Stock Split”) such that immediately prior to Closing there shall be issued and outstanding 150,000 shares of Parent Common Stock issued and outstanding, authorize, after such Reverse Stock Split, 100,000,000 shares of common stock, 10,000,000 shares of undesignated preferred stock, and 10,000,000 shares of Series A Preferred Stock having the terms and conditions set forth in an Amended and Restated Articles of Incorpration in the form attached as Exhibit F.

          2.4      CLOSING.

                    (a)      The closing of the transactions set forth in Sections 2.1, 2.2 and 2.3 above (the “Closing”) shall be held at the offices of Corsair Advisors, Inc., 497 Delaware Avenue, Buffalo, New York 14202 as promptly as practicable after the execution of this Agreement (and in any event within three (3) Business Days after satisfaction or waiver of the conditions to the consummation of the transactions set forth in Articles VIII and IX. The date on which the Closing occurs is referred to herein as the “Closing Date.”

                    (b)      At the Closing, each of the Shareholders shall transfer to Acquiror good and marketable title to the Acquiree Common Shares owned by such Shareholder, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to Acquiror the certificates for the Acquiree Common Shares in negotiable form, duly endorsed in blank, or with stock transfer powers attached thereto. At the Closing, Acquiror shall provide the Shareholders with good and marketable title to an aggregate of 7,350,000 restricted Preference shares free and clear of any and all liens, claims, encumbrances and adverse interests of any kind by delivery to the Shareholders of certificates for such shares. At the Closing, the Shareholders shall cause to be made available the books and records of Acquiree to Acquiror. At the Closing, each of Acquiror and Acquiree shall deliver the other closing documents referenced in Articles IX and X. At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

                    (c)      Parent’s board of directors currently consists of Roger Gordon . At the Closing, Nicolas Matossian, Andrew Gertler and Charles Pouisson, the designees of the Shareholders, shall be appointed to and added to the board of directors of Acquiror, and thereafter Roger Gordon shall resign from the Acquiror’s board of Directors. At the Closing, the current officers of the Acquiror shall resign and Nicolas Matossian shall be elected as the President, Chief Executive Officer and Chief Financial Officer and Joseph P. Galda shall be elected Secretary.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF
ACQUIROR AND PARENT

                              Acquiror and Parent, jointly and severall, hereby represent and warrant to Acquiree and Shareholders as follows:

          3.1      CORPORATE. Each of Acquiror and Parent is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Each of Acquiror and Parent is qualified to do business as a foreign corporation in all jurisdictions where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and by-laws of Acquiror and Parent have been duly adopted or ratified and are current, correct and complete. Acquiror has no subsidiaries.

          3.2      AUTHORIZATION. Each of Acquiror and Parent has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Acquiror and Parent have been duly authorized by all necessary corporate and shareholder action. Each Transaction Document executed and delivered by Acquiror and Parent as of the date hereof has been duly executed and delivered by Acquiror and Parent and constitutes a valid and binding obligation of Acquiror and Parent enforceable against Acquiror and Parent in accordance with its terms, and any Transaction Document executed and delivered by Acquiror or Parent after the date hereof will be duly executed and delivered by Acquiror or Parent and will constitute a valid and binding obligation of Acquiror and Parent, enforceable against each of them in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

          3.3      VALIDITY OF CONTEMPLATED TRANSACTIONS. The securities issuances to be made by Acquiror and Parent pursuant to this Agreement will be made in compliance with the Securities Act and applicable state securities Laws. The Form 8-K filing to be made by Parent after the Closing with respect to the Transactions will be made in compliance with the Securities Exchange Act. All required consents to the Transactions by Acquiror’s and Parent’s boards of directors shall be obtained prior to the Closing. With the exception of the above, neither the execution and delivery by Acquiror or Parent of the respective Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by it, will require any filing, consent or approval under or constitute a Default, or result in a loss of material benefit under, (a) to Acquiror’s or Parent’s Knowledge, any Law or Court Order to which Acquiror or Parent is subject, (b) the Charter Documents or bylaws of Acquiroror Parent, or (c) any Contracts to which Acquiror or Parent is a party or by which any of their Assets may be subject.

          3.4      PARENT SEC REPORTS; FINANCIAL STATEMENTS. Parent has filed all required forms, reports, statements, schedules and other documents with the SEC (collectively, the “Parent SEC Reports”). Each of such Parent SEC Reports, at the time it was filed or was amended, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act, and with the forms and Regulations of the SEC promulgated thereunder, and did not contain, at the time it was filed or was amended, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements, including all related notes and schedules, contained in the Parent SEC Reports (or incorporated by reference therein) fairly presented the financial position of Acquiror as at the respective dates thereof and the results of operations and cash flows of Acquiror for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and the absence of notes.

          3.5      CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $.001 per share a. Of such authorized capital stock, on the date hereof 12,600,000 shares of Parent Common Stock are issued and outstanding. Following the Reverse Stock Split referred to in Section 2.3 hereof, and not taking into account the issuance of the Parent Common Stock at Closing, on the Closing Date, 150,000 shares of Parent Common Stock will be issued and outstanding. All of the currently issued and outstanding shares of Parent’s common stock are validly issued, fully paid and non-assessable and all of the shares of Parent Common Stock and other shares of common stock of Parent to be issued pursuant to this Agreement will, when issued in accordance with the terms hereof, have been validly issued, fully paid and non-assessable. Other than restrictions related to its status as stock not registered under the Securities Act of 1933, as amended, no transfer or sale restrictions shall be applicable, at the time of issuance, to the Parent Common Stock and other restricted shares of common stock of Acquiror to be issued pursuant to this Agreement. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Acquiror. Schedule 4.5 hereof sets forth (i) the capitalization of Parent that exists as at the date hereof; and (ii) the capitalization of Parent that will exist on the Closing Date following the issuance of 7,350,000 shares of Parent Common Stock.

          3.6      PARENT FINANCIAL STATEMENTS. As at the Closing Date, the Parent SEC Reports contain unaudited quarterly financial statements and audited year-end financial statements (singularly and collectively, the “Parent Financial Statements”). The Parent Financial Statements fairly present the financial position of Parent as at the respective dates thereof and the results of operations of Parent for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved. Parent has no material contingent Liabilities except as otherwise set forth in the Parent Financial Statements. As of the Closing, the Parent’s total liabilities, exclusive of any costs incurred in connection with the Transactions contemplated herein, shall not exceed $15,000.

          3.7      OPERATIONS OF ACQUIROR. Acquiror is newly organized for the purposes of completing the acquisition of the Acquiror and has engaged in no business or incurred any liability other than expenses of its organization and the transactions contemplated by this Agreement.

          3.8      TAXES. Parent (i) has filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns filed were true, correct and complete in all respects, and (ii) has paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns. Parent has (i) duly paid or caused to be paid all Taxes and all Taxes shown on Tax Returns that are or were due, and (ii) provided a sufficient reserve on the Parent Balance Sheet for the payment of all Taxes not yet due and payable. No deficiency in respect of any Taxes which has been assessed against Parent remains unpaid, and Parent has no Knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against Parent with respect to any Taxes. Parent has not extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return. There are no liens for Taxes upon any assets of Parent except for liens for current Taxes not yet due. Parent has to its Knowledge (i) complied with all provisions of the Code relating to the withholding and payment of Taxes and (ii) has made all deposits required by applicable Law to be made with respect to employees’ withholding and other payroll, employment or other withholding or related Taxes.

          3.9      TITLE TO ASSETS AND RELATED MATTERS. Parent has good and marketable title to its assets, free from any Encumbrances. Parent owns all Assets necessary or currently used in the operation of Parent’s Business.

          3.10     REAL PROPERTY. As of the date hereof, Parent does not own any real property.

          3.11     LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

                    (a)      There is no Litigation that is pending or, to Acquiror’s or Parent’s Knowledge, threatened against Acquiror or Parent. To Acquiror’s or Parent’s Knowledge, each of Acquiror and Parent is and has been in compliance with all applicable Laws, including Environmental Laws and applicable securities Laws, except where the failure to be in compliance would not have a Material Adverse Effect. There has been no Default under any Laws applicable to Acquiror or Parent , including Environmental Laws. There has been no Default with respect to any Court Order applicable to Acquiror or Parent. Neither Acquiror nor Parent has received any written notice and, to the Knowledge of Acquiror or Parent, no other communication has been received to the effect that it is not in compliance with any applicable Laws.

                    (b)      There is no Environmental Condition at any property presently or formerly owned or leased by Parent or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

                    (c)      Parent has all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of Governmental Authorities (collectively, the “Governmental Permits”) required in connection with the operation of its Business, all of which are in full force and effect. Parent has complied with all of its Governmental Permits.

          3.12     CONTRACTS AND COMMITMENTS. Each Contract to which Parent is a party (i) is legal, valid, binding and enforceable by Parent except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) Parent, and to Parent’s Knowledge, any other party, is not in Default under any such Contract. Acquiror is not subject to any Contract limiting the freedom of Parent to compete in any line of business, or with any Person, or in any geographic area or market.

          3.13     EMPLOYEE RELATIONS. Acquiror is not (a) a party to, involved in or, to Acquiror’s Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and Acquiror has not experienced any work stoppage.

          3.14     BENEFIT PLANS. Parent has not sponsored or maintained any Benefit Plans since its inception.

          3.15     PATENTS, TRADEMARKS, ETC. Parent does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person. Parent does not utilize any Intellectual Property in the conduct of its Business.

          3.16     ABSENCE OF CERTAIN CHANGES. Since September 30, 2009, the date of the latest Parent balance sheet contained in a Parent SEC Report, Parent has conducted its business in the ordinary course, and, as of the date hereof, except as otherwise provided in this Agreement, there has not been, nor as of the Closing Date, will there have been:

                    (a)      any Material Adverse Effect on the Parent Business;

                    (b)      any distribution or payment declared or made in respect of Parent’s capital stock by way of dividends, purchase or redemption of shares or otherwise;

                    (c)      any increase in the compensation payable or to become payable to any current director or officer of Parent, nor any material change in any existing employment, severance, consulting arrangements or any Parent Benefit Plan;

                    (d)      any sale, assignment or transfer of any Parent Assets, or any additions to or transactions involving any Parent Assets, other than those made in the ordinary course of business;

                    (e)      other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by Parent;

                    (f)      any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax Liability;

                    (g)      (i) any creation, or assumption of, any leases, long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility or in the ordinary course of business (ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) any loans, advances or capital contributions to, or investments in, any other Person; or (iv) any other material increase in Liabilities or capital expenditures outside the ordinary course of business;

                    (h)      any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

                    (i)      any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

                    (j)      any change in accounting procedure or practice; or

                    (k)      any agreement or promise by Parent to (i) do any of the foregoing or (ii) do anything that would likely result in any of the foregoing.

          3.17     CORPORATE RECORDS. The minute books of Parent contain accurate and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

          3.18     FINDER’S FEES. Except as set forth in Section 5.5, no Person is or will be entitled to any commission, finder’s fee or other payment in connection with the Transactions based on arrangements made by or on behalf of Parent.

          3.18     PRE-CLOSING TRANSACTIONS. Prior to Closing, all liabilities as described in the SEC Reports shall be forgiven.

ARTICLE IV —
REPRESENTATIONS AND WARRANTIES
OF ACQUIREE AND THE SHAREHOLDERS

                              Acquiree and each Shareholder, severally and not jointly, hereby represents and warrants to Acquiror and Parent as follows:

          4.1      CORPORATE. Acquiree is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Acquiree is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of Acquiree (all of which have been delivered or made available to Acquiror) have been duly adopted and are current, correct and complete. Acquiree has all necessary corporate power and authority to own, lease and operate the Acquiree Assets and to carry on the Acquiree Business as it is now being conducted. Acquiree has no Subsidiaries.

          4.2      AUTHORIZATION. Acquiree has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Acquiree has been duly authorized by all necessary corporate and Shareholder action. Each Shareholder has the capacity to execute and deliver the Transaction Documents to which he is a party and to perform the Transactions to be performed by him. Each Transaction Document executed and delivered by Acquiree and any Shareholder as of the date hereof has been duly executed and delivered by Acquiree and each such Shareholder and constitutes a valid and binding obligation of Acquiree and each such Shareholder, enforceable against Acquiree and each such Shareholder in accordance with its terms, and any Transaction Documents executed and delivered by Acquiree and any Shareholder after the date hereof will be duly executed and delivered by Acquiree and each such Shareholder and will constitute a valid and binding obligation of Acquiree and each such Shareholder enforceable against Acquiree and each such Shareholder in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specified performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

          4.3      VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery by Acquiree or any Shareholder of the respective Transaction Documents to which he is or will be a party, nor the performance of the Transactions to be performed by him, will require any filing, consent or approval which has not already been obtained or constitute a Default, or result in a loss of material benefit under, (a) to any Shareholder’s Knowledge, any Law or Court Order to which Acquiree or any Shareholder is subject, (b) the Charter Documents or bylaws of Acquiree, (c) any other Contracts to which Acquiree or any Shareholder is a party or by which any of the Acquiree Assets may be subject.

          4.4      CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of Acquiree consists of an unlimited number of common shares. Of such authorized capital stock, the only issued and outstanding shares on the date hereof are 2,107 shares of Acquiree Common Shares. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Acquiree. All of the issued and outstanding shares of Acquiree Common Shares are validly issued, fully paid and non-assessable.

          4.5      ACQUIREE FINANCIAL STATEMENTS. The financial statements of Acquiree as at September 30, 2009 (the “Acquiree Financial Statements”), delivered to Acquiror fairly present the financial position of Acquiree as at the respective dates thereof and the results of operations of Acquiree for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved. For purposes of this Agreement, the Balance Sheet of Acquiree as of September 30, 2009 is referred to as the “Acquiree Balance Sheet” and the date thereof is referred to as the “Acquiree Balance Sheet Date.” Acquiree has no material contingent Liabilities except as otherwise set forth in the Acquiree Financial Statements.

          4.6      TAXES. Acquiree (i) has filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns filed were true, correct and complete in all respects, and (ii) has paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns. Acquiree has (i) duly paid or caused to be paid all Taxes and all Taxes shown on Tax Returns that are or were due, and (ii) provided a sufficient reserve on the Acquiree Balance Sheet for the payment of all Taxes not yet due and payable. No deficiency in respect of any Taxes which has been assessed against Acquiree remains unpaid, and Acquiree has no Knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against Acquiree with respect to any Taxes. Acquiree has not extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return. There are no liens for Taxes upon any assets of Acquiree except for liens for current Taxes not yet due.

          4.7      TITLE TO ASSETS AND RELATED MATTERS. Acquiree has good and marketable title to its assets, free from any Encumbrances. Acquiree owns all Acquiree Assets necessary or currently used in the operation of Acquiree’s Business.

          4.8      REAL PROPERTY. As of the date hereof, Acquiree does not own any real property, other than the mineral claims described on Schedule 4.8.

          4.9      LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

                    (a)      There is no Litigation that is pending or, to Acquiree’s or any Shareholder’s Knowledge, threatened against Acquiree. To Acquiree’s or any Shareholder’s Knowledge, Acquiree is and has been in compliance with all applicable Laws, including applicable securities Laws, except where the failure to be in compliance would not have a Material Adverse Effect. There has been no Default under any Laws applicable to Acquiree. There has been no Default with respect to any Court Order applicable to Acquiree. Acquiree has not received any written notice and, to the Knowledge of Acquiree or any Shareholder, no other communication has been received to the effect that it is not in compliance with any applicable Laws. No Shareholder has reason to believe that any presently existing circumstances are likely to result in violations of any applicable Laws.

                    (b)      To the Knowledge of the Acquiree and the Shareholders, there is no Environmental Condition at any property presently or formerly owned or leased by Acquiree which is reasonably likely to have a Material Adverse Effect.

                    (c)      Acquiree has all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of Governmental Authorities (collectively, the “Governmental Permits”) required in connection with the operation of its Business, all of which are in full force and effect. Acquiree has complied with all of its Governmental Permits.

          4.10      CONTRACTS AND COMMITMENTS. Each Contract to which Acquiree is a party (i) is legal, valid, binding and enforceable by Acquiree except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) Acquiree, and to Acquiree’s and any Shareholder’s Knowledge, any other party, is not in Default under any such Contract. Acquiree is not subject to any Contract limiting the freedom of Acquiree to compete in any line of business, or with any Person, or in any geographic area or market.

          4.11      EMPLOYEE RELATIONS. Acquiree is not (a) a party to, involved in or, to Acquiree’s and any Shareholder’s Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and Acquiree has not experienced any work stoppage.

          4.12      BENEFIT PLANS. Acquiree has not sponsored or maintained any Benefit Plans since its inception.

          4.13      PATENTS, TRADEMARKS, ETC Acquiree does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person and no Person infringes on or wrongfully uses any Intellectual Property owned or claimed by Acquiree. Acquiree owns or has valid rights to use all Intellectual Property used in the conduct of Acquiree Business, free and clear of all Encumbrances.

          4.14      ABSENCE OF CERTAIN CHANGES. Since the Acquiree Balance Sheet Date, Acquiree has conducted the Acquiree Business in the ordinary course, and, as of the date hereof, there has not been, nor as of the Closing Date, will there have been:

                    (a)      any Material Adverse Effect on the Acquiree Business;

                    (b)      any distribution or payment declared or made in respect of Acquiree’s capital stock by way of dividends, purchase or redemption of shares or otherwise;

                    (c)      any increase in the compensation payable or to become payable to any current director or officer of Acquiree, nor any material change in any existing employment, severance, consulting arrangements or any Acquiree Benefit Plan;

                    (d)      any sale, assignment or transfer of any Acquiree Assets, or any additions to or transactions involving any Acquiree Assets, other than those made in the ordinary course of business;

                    (e)      other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by Acquiree;

                    (f)      any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax Liability;

                    (g)      (i) any creation, or assumption of, any leases, long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility or in the ordinary course of business (ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) any loans, advances or capital contributions to, or investments in, any other Person; or (iv) any other material increase in Liabilities or capital expenditures outside the ordinary course of business.

                    (h)      any material agreement, commitment or contract, except the agreement to acquire the mineral claims described in Schedule4.8, and agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

                    (i)      any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) except for the acquisition of the mineral interests described in Schedule 4.8, acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

                    (j)      any change in accounting procedure or practice; or

                    (k)      any agreement or promise by Acquiree to (i) do any of the foregoing or (ii) do anything that would likely result in any of the foregoing.

          4.15    CORPORATE RECORDS. In all material respects, the minute books of Acquiree contain accurate, complete and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

          4.16    FINDER’S FEES. No Person is or will be entitled to any commission, finder’s fee or other payment in connection with the Transactions based on arrangements made by or on behalf of Acquiree.

          4.17    OWNERSHIP OF SHARES. Each Shareholder is the registered and beneficial owner of the Shares as set forth next to such Shareholder’s name on Schedule 2.1, and has sole management power over the disposition of such Acquiree Common Shares. The Shares owned by each Shareholder as set forth on Schedule 2.1 are free and clear of any liens, claims, encumbrances, and charges. The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by any Shareholder except pursuant to this Agreement. Each Shareholder has the legal right to enter into and to consummate the Transactions contemplated hereby and otherwise to carry out his or her obligations hereunder.

          4.18    INVESTMENT REPRESENTATIONS.

                    (a)      Each Shareholder understands and acknowledges that (A) none of the Acquiror Preference Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, based upon exemptions from such registration requirements; (B) the Preference Shares and the Acquiror Preference Shares are and will be “restricted securities” as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Securities Act; (C) the Preference Shares and the Acquiror Preference Shares may not be sold or otherwise transferred unless they have been first registered under the Securities Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said resale or transfer; and (D) Acquiror is under no contractual obligation to the undersigned to register the Acquiror Preference Shares under the Securities Act or any state securities laws.

                    (b)      The issuance of the Acquiror Preference Shares to the Shareholders will be made in reliance on an exemption from the registration and prospectus filing requirements in Canada and the exemption from the registration requirements contained in Regulation S promulgated under the U.S. Securities Act. The Acquiror reserves the right to request from the Shareholders any additional certificates or representations required to establish an exemption from applicable Laws prior to the issuance or transfer of any Acquiror Preference Shares.

                    (c)      The Shareholders each represent and warrant that they are not residents of British Columbia and undertake not to trade or resell any of the Acquiror Preference Shares received by them pursuant to this Agreement in or from British Columbia. The Shareholders understand and agree that Acquiror and others will rely upon the truth and accuracy of these representations and warranties and agree that if such representations and warranties are no longer accurate or have been breached, the Shareholders will immediately notify Acquiror.

                    (d)      Each of the Shareholders represents and warrants to the Acquiror that they are not a U.S. Person, and are not acquiring Acquiror Preference Shares for the account or benefit of a U.S. Person.

                    (e)      Each of the Shareholders represents to the Acquiror that the Acquiror Preference Shares to be issued to the Shareholders in accordance with the terms hereof are being issued to each Shareholder as principal for their own account and not for the benefit of any other person.

                    (f)      The Shareholders agree that, in accordance with the terms of this Agreement, the Acquiror will refuse to register any transfer of the Acquiror Preference Shares to be issued to the Shareholders not made in accordance with the provisions of Regulation S of the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, pursuant to an available exemption from registration, or pursuant to this Agreement.

                    (g)      Each Shareholder will not sell or otherwise transfer any of the Acquiror Preference Shares, or any interest therein, unless and until (A) said Acquiror Preference Shares shall have first been registered under the Securities Act and all applicable state securities laws; or (B) the undersigned shall obtain a written opinion from Acquiror’s counsel to the effect that the proposed sale or transfer is exempt from the registration provisions of the Securities Act and all applicable state securities laws.

                    (h)      Each Shareholder is acquiring the Acquiror Preference Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Acquiror Preference Shares or any part thereof or interest therein, without prejudice, however, to the undersigned's right to sell or otherwise dispose of all or any part of such Acquiror Preference Shares pursuant to an effective registration statement under the Securities Act and in compliance with applicable federal and state securities laws or under an exemption from such registration.

                    (i)      Each Shareholder has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Acquiror Preference Shares, and has so evaluated the merits and risks of such investment.

                    (j)      Each Shareholder acknowledges and understands that the Acquiror Preference Shares are subject to resale restrictions and that the certificates representing the Acquiror Preference Shares will bear legends in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER SAID ACT OR (II) AN OPINION OF COMPANY COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (1) [INSERT DISTRIBUTION DATE], AND (2) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

                    (k)      By executing this Agreement, each Shareholder (on its own behalf and, if applicable, on behalf of each beneficial owner of the Acquiror Preference Shares (a “Principal”) on whose behalf the Shareholder is acting) acknowledges, represents, warrants and covenants to the Acquiror, as at the date hereof and the Closing Date:

(i)      that the Acquiror is relying on an exemption under applicable securities legislation from the requirement to provide the Shareholder with a prospectus and to issue the Acquiror Preference Shares through a person registered to sell securities under such legislation and, as a consequence of acquiring the Acquiror Preference Shares pursuant to this exemption:

(A)      it is restricted from using certain civil remedies otherwise available to it under applicable securities legislation;

(B)      it will not receive certain information that would otherwise be provided to it under applicable securities legislation; and

(C)      the Acquiror is relieved of certain obligations that would otherwise apply under applicable securities legislation;

(ii)      it is resident in the Province of Quebec and any act, solicitation, conduct or negotiation directly or indirectly in furtherance of such purchase and sale has occurred only in such jurisdiction;

(iii)     it is purchasing the Acquiror Preference Shares for investment only and not with a view to the resale or distribution of all or any of the Acquiror Preference Shares;

(iv)      if the Shareholder is not acting as a principal and is purchasing the Acquiror Preference Shares as agent for one or more Principals, it is duly authorized to enter into this Agreement and to execute and deliver all documentation in connection with the purchase of the Acquiror Preference Shares on behalf of such Principal, and acknowledges that the Acquiror may be required by law to disclose to certain regulatory authorities the identity of the Principal for whom the Shareholder is acting;

(v)       the Shareholder certifies that neither it nor the Principal, if applicable, is resident in British Columbia and acknowledges that:

(A)      no securities commission or similar Regulatory Authority has reviewed or passed on the merits of the Acquiror Preference Shares;

(B)      there is no government or other insurance covering the Acquiror Preference Shares;

(C)      there are risks associated with the purchase of the Acquiror Preference Shares;

(D)      there are restrictions on the ability of the Shareholder or any Principal to resell the Acquiror Preference Shares and it is the responsibility of the Shareholder and any Principal to find out what those restrictions are and to comply with them before selling the Acquiror Preference Shares; and

(E)      the Acquiror has advised the Shareholder that the Acquiror is relying on an exemption from the requirements to provide the Shareholder with a prospectus and to sell securities through a person registered to sell securities under the relevant securities legislation and, as a consequence of acquiring Acquiror Preference Shares pursuant to this exemption, certain protections, rights and remedies provided by the relevant securities legislation, including statutory rights of rescission or damages, will not be available to the Shareholder or the Principal;

(vi)     it acknowledges and agrees that the Acquiror Preference Shares, may not be transferred or assigned unless pursuant to an exemption from the prospectus or registration requirement of the relevant securities legislation;

(vii)     it is capable of assessing the proposed investment as a result of its financial and investment experience or as a result of advice received from a person registered under applicable securities legislation as an adviser or dealer, other than the Acquiror, and is able to bear the economic loss of its investment;

(viii)    if required by applicable securities legislation, policy or order or by any regulatory authority, it will execute, deliver and file or assist the Acquiror in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Acquiror Preference Shares as may be required;

(ix)      the Shareholder’s decision to tender this offer and purchase the Acquiror Preference Shares has not been made as a result of any verbal or written representation as to fact or otherwise made by or on behalf of the Acquiror, or any other person and is based entirely upon this Agreement and currently available public information concerning the Acquiror;

(x)       no person has made any written or oral representations to it:

(A)      that any person will resell or repurchase any of the Acquiror Preference Shares;

(B)      that any person will refund the purchase price of any of the Acquiror Preference Shares; or

(C)      as to the future price or value of any of the Acquiror Preference Shares;

(xi)      its decision to subscribe for the Acquiror Preference Shares has not been based on any representation, whether written or oral, other than those set forth in this Agreement;

(xii)    neither the Shareholder nor the Principal, if applicable, has knowledge of a “material change” or “material fact” (as those terms are defined in the Acts) in the affairs of the Acquiror that has not been generally disclosed to the public, save knowledge of this particular transaction;

(xiii) if the Shareholder is an individual, it has attained the full age of majority and has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and, if the Shareholder is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been given to authorize the execution of this Agreement by the Shareholder; (xiv) if it is not an individual, it has not been formed solely or primarily for the purpose of subscribing for and purchasing the Acquiror Preference Shares hereunder pursuant to exemptions from the registration and/or prospectus requirements of applicable securities legislation;

(xv) the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Shareholder or the Principal, if applicable, or of any agreement, written or oral, to which the Shareholder or the Principal, if applicable, may be a party or by which it is or may be bound;

(xvi) this Agreement has been duly executed and delivered by the Shareholder and, if the Shareholder is not an individual, has been duly authorized by the Shareholder and, upon acceptance by the Acquiror, will constitute a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder and, if applicable, each Principal;

(xvii) it has been advised to consult its own legal advisors with respect to applicable hold and restricted resale periods imposed in respect of the Acquiror Preference Shares by applicable securities legislation and regulatory policies and confirms that no representations by the Acquiror have been made respecting the hold periods applicable to the Acquiror Preference Shares and the Shareholder is solely responsible (and the Acquiror is not in any manner responsible) for compliance with such restrictions;

(xviii) it has been independently advised as to restrictions with respect to the resale of the Acquiror Preference Shares imposed by applicable securities legislation, confirms that no representation has been made to it by or on behalf of the Acquiror with respect thereto, acknowledges that it is aware of the risks in purchasing the Acquiror Preference Shares and the risks and other characteristics of the Acquiror Preference Shares and of the fact that it may not be able to resell any of the Acquiror Preference Shares except in accordance with the terms and conditions of this Agreement, applicable securities legislation and regulatory policies and that the Acquiror Preference Shares may be subject to resale restrictions and may bear a legend to this effect;

(xix)     if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Shareholder and, if applicable, the Principal, will execute, deliver, file and otherwise assist the Acquiror in filing, such reports, undertakings and other documents with respect to the issue of the Acquiror Preference Shares as may be required;

(xx)      it is solely responsible for obtaining such legal and tax advice as it considers appropriate in connection with the execution, delivery and performance of this Agreement and the transactions contemplated thereunder;

(xxi)     it was contacted regarding the sale of the Acquiror Preference Shares by the Acquiror with whom it had a pre-existing relationship and no Acquiror Preference Shares were offered or sold by means of any form of general solicitation or general advertising, including advertisements, articles, notices or other communication published in any newspaper, magazine or similar media or broadcast over radio, television or internet or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(xxii)  it has not received or been provided with, nor has it required, nor does it have any need to receive, any offering memorandum, any prospectus, any sales or advertising literature, or any other document describing or purporting to describe the business and affairs of the Acquiror which has been prepared for delivery to, and review by, prospective purchasers in order to assist in making an investment decision in respect of the Acquiror Preference Shares;

(xxiii) the Shareholder or, if applicable, the Principal, has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment and is able to bear the economic risk of loss of its investment;

(xxiv)  none of the funds being used to purchase the Acquiror Preference Shares represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Shareholder acknowledges that the Acquiror may in the future be required by law to disclose the name of the Shareholder, or any Principal, and other information related to this Agreement and the Shareholder’s subscription hereunder, on a confidential basis, pursuant to such act;

(xxv)    to the best of the Shareholder’s knowledge, none of the funds being used to purchase the Acquiror Preference Shares have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada or any other jurisdiction or are being tendered on behalf of a person or entity other than a Principal; and

(xxvi) the Shareholder agrees that the above representations, warranties, covenants and acknowledgements in this subsection will be true and correct both as of the execution of this subscription and as of the day of the Closing.

ARTICLE V — JOINT COVENANTS OF THE PARTIES

          5.1      NOTIFICATION OF CERTAIN MATTERS. Each of Acquiror, on the one hand, and Acquiree and the Shareholders, on the other hand, shall give prompt notice to each other of the following:

                    (a)      the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, or (ii) directly or indirectly, any Material Adverse Effect; and

                    (b)      any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          5.2      ACCESS TO INFORMATION. From the date hereof to the Closing Date, Acquiror and Acquiree shall, and shall cause its officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel, financial advisors and agents of the other Party complete access at all reasonable times to such Party’s officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request.

          5.3      PUBLIC ANNOUNCEMENTS. Acquiror and Acquiree (a) shall use all reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other and (b) before issuing any press release or otherwise making any public statements with respect to the Transactions, will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except for each of (a) and (b) above as may be required by Law (it being agreed that the Parties hereto are entitled to disclose all requisite information concerning the Transactions in any filings required with the SEC).

          5.4      COOPERATION. Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate as promptly as practicable the Transactions and shall use its commercially reasonable efforts to obtain all required consents, and to effect all necessary filings under the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, each Party shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to fulfill the conditions herein to the extent that the fulfillment thereof is within a Party’s control.

          5.5      EXPENSES.      (a) Acquiree shall pay the following expenses in connection with the Transactions:

(i)        The sum of $7,500 shall be paid in respect of the expenses of Acquiror’s legal counsel;

(ii)       All of the expenses of Acquiror’s transfer agent from and after January 1, 2010 and all of the fees and expenses incurred by Acquiror in preparing its quarterly reports to the SEC from and after January 1, 2010, amounting to $16,000;

(iii)      The sum of $66,000 in respect of liabilities incurred by the Acquiror prior to the date of this Agreement; and

(iv)       The sum of $296,500.75, which shall be paid to an individuals/entities provided by the Acquior prior to the Closing in the following amounts $114,581.03 and $181,919.72; in respect of services provided to the Acquiror in connection with the Transactions.

Of this amount, Acquiror has paid to the Acquiror $126,999.25 prior to the date hereof. The balance of $$296,500.75, shall be paid prior to the Closing by wire transfer as per this Section 5.5.

                    (b)      Failure to execute on Section 5.5 (a), shall nullify this Agreement in which a penalty of $40,000 shall be due to the the Acquirorin full satisfaction of any liabilities as a result of a breach of this Agreement.

                    (c)      Except as provided above, Acquiror shall pay all of the legal, accounting and other expenses incurred by Acquiror in connection with the Transactions.

                    (d)      Acquiree shall pay all of the legal, accounting and other expenses incurred by Acquiree and the Shareholders in connection with the Transactions.

ARTICLE VI — COVENANTS OF ACQUIREE AND SHAREHOLDERS

          6.1      OPERATION OF THE BUSINESS. Except as contemplated by this Agreement or as expressly agreed to in writing by Acquiror, during the period from the date of this Agreement to the Closing Date, Acquiree will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would have a Material Adverse Effect on its ability to consummate the Transactions. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or related Schedules, prior to the Closing Date, Acquiree will not, and Shareholders shall not cause or permit Acquiree to, without the prior written consent of Acquiror:

                    (a)      amend its Charter Documents or bylaws (or similar organizational documents);

                    (b)      authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

                    (c)      recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

                    (d)      (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

                    (e)      (i) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Acquiree Benefit Plans, except for holiday bonuses in an aggregate amount not to exceed holiday bonuses for the prior year, or (iii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

                    (f)      enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

                    (g)      other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

                    (h)      change any material accounting or Tax procedure or practice;

                    (i)      take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

                    (j)      compromise, settle or otherwise modify any material claim or litigation;

                    (k)      permit any existing insurance policy insuring Acquiree Assets to terminate; or

                    (l)      commit, promise or agree to do any of the foregoing.

          6.2      MAINTENANCE OF THE ASSETS. Acquiree shall use its reasonable best efforts to continue to maintain and service the Acquiree Assets consistent with past practice. Acquiree shall not directly or indirectly, sell or encumber all or any part of the Acquiree Assets, other than sales in the ordinary course of business or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

          6.3      EMPLOYEES AND BUSINESS RELATIONS. Acquiree shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

ARTICLE VII — COVENANTS OF PARENT AND ACQUIROR

          7.1      OPERATION OF THE BUSINESS. Except as contemplated by this Agreement or as expressly agreed to in writing by Acquiree and the Shareholders, during the period from the date of this Agreement to the Closing Date, Acquiror and Parent will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would have a Material Adverse Effect on its ability to consummate the transactions required by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or related Schedules, prior to the Closing Date, Acquiror and Parent will not without the prior written consent of Acquiree and the Shareholders:

                    (a)      except as contemplated hereby amend its Charter Documents or bylaws (or similar organizational documents);

                    (b)      authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

                    (c)      recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

                    (d)      (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

                    (e)      (i) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Acquiree Benefit Plans, except for holiday bonuses in an aggregate amount not to exceed holiday bonuses for the prior year, or (iii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

                    (f)      enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

                    (g)      other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

                    (h)      change any material accounting or Tax procedure or practice;

                    (i)      take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

                    (j)      compromise, settle or otherwise modify any material claim or litigation;

                    (k)      permit any existing insurance policy insuring Parent Assets to terminate; or

                    (l)      commit, promise or agree to do any of the foregoing.

          7.2      MAINTENANCE OF THE ASSETS. Parent shall use its reasonable best efforts to continue to maintain and service the Parent Assets consistent with past practice. Acquiror shall not directly or indirectly, sell or encumber all or any part of the Parent Assets, other than sales in the ordinary course of business or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

          7.3      EMPLOYEES AND BUSINESS RELATIONS. Parent shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

          7.4      CHANGE OF NAME. Following the Closing, the Parent shall change its name to “Pure Minerals, Inc.”

ARTICLE VIII — CONDITIONS
PRECEDENT TO OBLIGATIONS OF ACQUIREE
AND THE SHAREHOLDERS

                              The obligations of Shareholders to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

          8.1      REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror and Parent contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

          8.2      AGREEMENTS, CONDITIONS AND COVENANTS. Acquiror and Parent shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

          8.3      MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on Parent.

          8.4      CERTIFICATES. Acquiree shall have received a certificate of an executive officer of Acquiror to the effect set forth in Sections 8.1, 8.2 and 8.3, respectively.

          8.5      REQUIRED CONSENTS. Parent shall have obtained all consents from third parties necessary for consummation of the Transactions or the absence of which would result in a Material Adverse Effect on Parent.

          8.6      ANCILLARY DOCUMENTS. Acquiror and Parent shall have tendered executed copies of the respective Transaction Documents to which it is intended to be a party.

          8.7      LEGALITY. All required governmental approvals shall have been obtained and any applicable waiting periods, shall have expired. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental entity that is in effect and that has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions and no legal action shall be pending or threatened which is reasonably likely to have a Material Adverse Effect on any Party.

ARTICLE IX — CONDITIONS PRECEDENT TO OBLIGATIONS OF
ACQUIROR AND PARENT

                              The obligations of Acquiror and Parent to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

          9.1      REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiree and Shareholders contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

          9.2      AGREEMENTS, CONDITIONS AND COVENANTS.

                    (a)      Acquiree and Shareholders shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by each of them on or before the Closing Date.

                    (b)      The subscription agreements described in Section 8.2(b) shall have been entered into provided for the payment of the proceeds thereof immediately following Closing.

          9.3      MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on Acquiree.

          9.4      CERTIFICATES. Parent shall have received a certificate of an executive officer of Acquiree and each Shareholder to the effect set forth in Sections 9.1, 9.2 and 9.3, respectively.

          9.5      REQUIRED CONSENTS. Acquiree and Shareholders shall have obtained all consents from third parties necessary for the consummation of the Transactions or the absence of which would result in a Material Adverse Effect on Acquiree.

          9.6      ANCILLARY DOCUMENTS. Acquiree and each Shareholder shall have tendered executed copies of the Transaction Documents to which each of them is intended to be a party.

          9.7      LEGALITY. All required governmental approvals shall have been obtained and any applicable waiting periods, shall have expired. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental entity that is in effect and that has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have a Material Adverse Effect on any Party.

          9.8      SEC FILING. Evidence of the filing with the SEC of a Form 14F-1 on behalf of the Acquiror reflecting the applicable changes in the Acquiror as a result of the transactions contemplated hereby.

          9.9      PUBLIC DISCLOSURE. The Acquiree will have delivered substantive information about its assets and personnel satisfactory to the Acquiror for completion of any required public disclosure of the Transaction details.

          9.10     FINANCIAL STATEMENTS. The Acquiree will have delivered all financial statements of the Acquiree prepared in U.S. GAAP required to be filed by the Acquiror under Applicable Securities Legislation.

ARTICLE X — SURVIVAL OF REPRESENTATIONS

          10.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the provisions of this Agreement willsurvive the Closing.

ARTICLE XI — TERMINATION

          11.1     GROUNDS FOR TERMINATION. This Agreement may be terminated at any time before the Closing Date:

                    (a)      By mutual written consent of Acquiror and Shareholders owning at least 51% of the Acquiree Shares.

                    (b)      By Acquiror or Shareholders owning at least 51% of the Acquiror Shares, if the Closing shall not have been consummated within five (5) Business Days of satisfaction of the closing conditions in Article IX and X (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date;

                    (c)      By Acquiror or Shareholders owning at least 51% of the Acquiree Shares if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

                    (d)      By Shareholders owning at least 51% of the Acquiree Shares if Acquiror or Parent shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by Acquiror shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 3 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to Acquiror’s and Parent’s obligations to consummate the transactions contemplated hereby;

                    (e)      By Acquiror if Acquiree or any Shareholder shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 3 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to Acquiree’s or any Shareholder’s obligations to consummate the transactions contemplated hereby;

          11.2     EFFECT OF TERMINATION.

                         (a)      Except as otherwise provided in Section 11.2(b) hereof, if this Agreement is terminated pursuant to Section 11.1(a), (b) or (c), this Agreement shall be terminated and there shall be no liability on the part of any of the Parties. Notwithstanding the foregoing, nothing herein shall relieve any Party from liability for any willful breach hereof; provided that the provisions of Section 5.5, and this Section 11.2 shall survive the termination hereof.

ARTICLE XII — GENERAL MATTERS

          12.1     CONTENTS OF AGREEMENT. This Agreement, together with the other Transaction Documents, set forth the entire understanding of the Parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.

          12.2     PARTIES IN INTEREST, ASSIGNMENT, ETC This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto. No Party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions. Nothing in this Agreement is intended or will be construed to confer on any Person other than the Parties hereto any rights or benefits hereunder.

          12.3     INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including,” “includes” or similar words has the inclusive meaning frequently identified with the phrase “but not limited to” and (e) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, and Schedule references are to this Agreement unless otherwise specified. The Schedules referred to in this Agreement will be deemed to be a part of this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

          12.4     NOTICES. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by a nationally recognized overnight courier upon proof of delivery. Any notices shall be deemed given upon receipt at the address set forth below, unless such address is changed by notice to the other Party hereto:

If to Acquiror or Parent:
Pure Pharmaceuticals Corporation
at the address in the recital hereto

If to Acquiree to:
7167415 Canada Inc.
at the address in the recital hereto

If to any Shareholder, to such Shareholder:
at the address specified in Schedule 2.1

          12.5    GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the Laws of the State of Nevada without regard to its provisions concerning conflict of laws.

          12.6    COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          12.7    WAIVERS. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the Party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

          12.8    MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of the Parties to this Agreement.

          12.9    ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

          12.10   SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

          12.11   FURTHER ASSURANCES. The Parties hereto agree to execute and deliver such further instruments and documents as may reasonably be requested by another Party in order to carry out fully the intent and accomplish the purposes of this Share Exchange Agreement and the Transactions referred to herein.

[Signatures on following pages]

                    IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.

Parent:	Acquiree:

Pure Pharmaceutical Corporation	7167415 Canada Inc.

By: /s/ Roger Gordon	By: /s/ Nicolas Matossian
Name: Roger Gordon	Name: Nicolas Matossian
Title: President	Title: President

Pure Minerals Holding Company:

By: /s/ Roger Gordon
Name: Roger Gordon
Title: President

Shareholders:

935063 Alberta Ltd.	By: /s/ Nicolas Matossian, President
Gary Cole	By: /s/ Gary Cole
Meadowbrook Partners	By: /s/ M. Ragin
The James S. Gertler Family Trust	By: /s/ Andrew Gertler
James Gertler	By: /s/ James Gertler
Michael Brodsky	By: /s/ Michael Brodsky
Felicia Kaufman	By: /s/ Felicia Kaufman
Andrew Gertler Family Trust	By: /s/ Andrew Gertler, Settlor
Ricky Blatt	By: /s/ Ricky Blatt
Harvey Blatt	By: /s/ Harvey Blatt
Brooksam, Inc.	By: /s/ Robert Carsley
Michael Lifschitz	By: /s/ Michael Lifschitz
Resource Coverdex	By: /s/ Charles Buisson
Gil Rondeau	By: /s/ Gil Rondeau

Joseph P. Galda	By: /s/ Joseph P. Galda
Jennifer Singer	By: /s/ Jennifer Singer
ATC Trustees for Fleur d'Eau Trust	By: /s/ Nicolas Matossian
New Consult LLC	By: /s/ Nicolas Matossian
Perlin Holdings Inc.	By: /s/ David Perlin
Marc Elman	By: /s/ Marc Elman